UNITED STATES

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SCHEDULE 14A

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PITNEY BOWES INC.
(Name of Registrant as Specified In Its Charter)

HESTIA CAPITAL PARTNERS LP HELIOS I, LP HESTIA CAPITAL PARTNERS GP, LLC HESTIA CAPITAL MANAGEMENT, LLC KURTIS J. WOLF MILENA ALBERTI-PEREZ TODD A. EVERETT KATIE A. MAY LANCE E. ROSENZWEIG
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Hestia Capital Partners, LP (“Hestia Capital”), together with the other participants named herein (collectively, “Hestia”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders (the “Annual Meeting”) of Pitney Bowes Inc., a Delaware corporation (the “Company”).

Item 1: On April 19, 2023, Hestia issued the below press release. The press release also included a link to a Rebuttal Investor Presentation titled “Facts that Reinforce the Urgent Case for Change at Pitney Bowes” in the form attached hereto as Exhibit 1, which is incorporated herein by reference.

Hestia Capital Issues Statement From its Unaffiliated Director Candidates and Shares Key Facts to Reinforce the Urgent Need for Meaningful Change at Pitney Bowes

PITTSBURGH--(BUSINESS WIRE)--Hestia Capital Management, LLC (collectively with its affiliates, “Hestia” or “we”), which is the third largest stockholder of Pitney Bowes, Inc. (NYSE: PBI) (“Pitney Bowes” or the “Company”) and has a beneficial ownership position of 8.5% of the Company’s outstanding common stock, today released the following statement that was independently prepared by the unaffiliated candidates – Milena Alberti-Perez, Todd Everett, Katie May and Lance Rosenzweig – that Hestia is seeking to elect to the Company’s Board of Directors (the “Board”) at the upcoming Annual Meeting of Stockholders (the “Annual Meeting”):

“While we have been nominated by Hestia, we are completely independent and will represent the interests of all stockholders and stakeholders inside the boardroom. Each of us agreed to be put forth by Hestia because we wanted to independently evaluate the challenges at Pitney Bowes and collectively develop a thoughtful strategic plan to turn around this storied Company. That is exactly what we have done in recent months as we collaborated on an ongoing basis and functioned like an action-oriented Board. If we are fortunate enough to be elected by stockholders, we are going to immediately put this contest behind us and start working with the remaining incumbents to make the difficult – albeit necessary – choices required to address the Company’s diminished cash flows, “junk” credit rating, long-term share price declines and $1.7 billion in debt coming due over the next six years. We do not take it personally that the current Board, which is comprised of very decent people with admirable goals, has criticized our slate and turnaround strategy. We recognize that our respective slates simply have different visions for transforming Pitney Bowes.”

Separately, Hestia is sharing the below facts that reinforce the urgent need for changes in leadership and strategy. Please note the Company’s 2015 acquisition of Borderfree represents the point in which its long-term strategy started emphasizing the growth of the perpetually underperforming Global Ecommerce (“GEC”) segment.

Pitney Bowes’ Impugned Credibility and Sustained Underperformance

•	Fact: The Board says it has “the right strategy to deliver shareholder value,” but that long-term strategy has delivered negative total stockholder returns (“TSR”) across all relevant time horizons, including approximately -80% since the acquisition of Borderfree in 2015 and approximately -50% over the past decade.[1]

1 TSR data was obtained via Bloomberg and includes dividends reinvested. TSR data runs through the close of trading on November 18, 2022, which is the last day of trading prior to Hestia filing its Schedule 13D with the SEC.

•	Fact: The Board lacks credibility when it comes to setting long-term guidance for GEC’s EBIT margins; after guiding to 10%-15% EBIT margins in 2015, leadership reduced that range to 8%-12% and, most recently, to 6%-8%.

•	Fact: Pitney Bowes purchased Borderfree for $395 million in 2015 and sold it for $100 million in 2022, representing a 75% loss on stockholders’ investment. This was the only “accomplishment” that the Board pointed to when discussing how it “unlocked stockholder value” in the Company’s January 23, 2023 response to our nomination.

•	Fact: The Board remains committed to improving GEC’s profitability by attaining “increased volumes” – however, years of actual results show increased volumes are almost perfectly correlated with increased losses for Pitney Bowes.

•	Fact: The Board’s focus on GEC’s growth has resulted in Free Cash Flow declining 90% over the past decade (to just $50 million in 2022) and Pitney Bowes’ Senior Unsecured Regular Bond rating dropping seven credit grades in recent years (with the Company now at “junk” status).[2]

•	Fact: The Board’s public materials, which fail to acknowledge that a significant portion of the Company’s current cash is restricted, does not include actionable ideas for navigating a challenging financing environment and addressing the $1.7 billion in debt maturing in the next six years. Historically, the Company has had several hundred million of annual Free Cash Flow when facing major debt maturities.

Pitney Bowes’ Compromised Corporate Governance

•	Fact: As the Board has increased the interlocks among directors and recruited more individuals with prior ties to Chief Executive Officer Marc Lautenbach, the Company’s share price has continually declined and management’s performance targets for compensation have been significantly reduced. Notably, each new director appointed during Mr. Lautenbach’s first 10 years of service had a connection to at least one other sitting director.

•	Fact: Robert Dutkowsky, who joined the Board five years ago and has served on the Executive Compensation Committee, was elevated to the Chairman role as part of the Company’s recent “refresh” despite a close relationship with Mr. Lautenbach that spans more than 20 years. The Board has not published a justification for appointing a close associate of Mr. Lautenbach to the role of “independent” Chairman.

•	Fact: Linda Sanford, who joined the Board in 2015, is Chair of the Executive Compensation Committee despite her decades-long relationship with Mr. Lautenbach, and the fact that she was recommended to the Board by Mr. Lautenbach.[3]

•	Fact: Anne Busquet, who has served on the Board for 16 years and is Chair of the Governance Committee, has overseen a significant increase in boardroom interlocks. After Ms. Busquet became Chair of the Governance Committee, the first new director appointed to the Board had direct ties to her.

•	Fact: The Board claims Mr. Lautenbach owns 2.9% of the Company, when the fact is that the majority of this position is comprised of out-of-the-money options granted to him.[4] Mr. Lautenbach has not made meaningful open market purchases during his tenure despite receiving more than $66 million in compensation and maintaining a large golden parachute.

2 Hestia April 2023 presentation, slide 9.

3 Company filings.

4 The average strike price of Mr. Lautenbach’s options is $9.22, or more than 2.3x the current stock price.

•	Fact: The Board markets a governance “quality score” without disclosing if it has been a client of the advisory firm that provided it and without noting that long-term director interlocks are not factored into the score.

The Hestia Slate’s Plans and Qualifications

•	Fact: Hestia’s nominees have shared a transition plan to mitigate change-in-control risks for employees, customers, partners and other stakeholders. Our plan accounts for stabilizing the business with our interim Chief Executive Officer candidate, who is a turnaround expert. Furthermore, we have been working with a recruiting firm to identify an exceptional permanent leader with industry experience.

•	Fact: Hestia nominee Katie May did not join the Company’s Board when she received an invitation last year. She elected to continue as part of the Hestia slate to drive more meaningful, stockholder-driven change and has been involved in our meetings with investors – not the Company’s meetings.

•	Fact: Hestia nominee Todd Everett, who led Newgistics, Inc. to profitable growth prior to its sale to Pitney Bowes, was offered a Board seat during discussions. The Company is now saying that he is unqualified and recently began smearing Mr. Everett, including by alleging baseless antitrust claims. He was uninterested in joining the Board when the offer was made because he determined more meaningful, stockholder-driven change is needed.

•	Fact: Hestia nominee Milena Alberti-Perez’s background as a Chief Financial Officer and public company Audit Committee Chair is applicable to helping management improve capital allocation, pay down debt and restore the Company’s credit rating. The Company has recently begun to peddle falsehoods about Ms. Alberti-Perez, including implying she had to leave another company due to creditor litigation. This is akin to Hestia suggesting the incumbents are not fit to serve due to a 2018 lawsuit that claimed Pitney Bowes “violated federal law and misled debtholders in a bond offering” – something we never previously mentioned due to the pettiness of such accusations.[5]

•	Fact: Hestia nominee Lance Rosenzweig is a proven turnaround executive, which is what Pitney Bowes needs after a decade in which it lost 50% of its equity value, incurred numerous credit downgrades (including a recent “double downgrade”) to “junk” status and saw Free Cash Flow drop to roughly $50 million (against the backdrop of $1.7 billion in debt maturing over the next six years). He was the Chief Executive Officer of Support.com, Inc. (formerly NASDAQ: SPRT), which delivered TSR of more than 630% during his tenure. He also served as the Chief Executive Officer of Startek Inc. (NYSE: SRT), where he stabilized a struggling organization with more than 40,000 employees and dramatically improved earnings, and PeopleSupport, Inc. (formerly NASDAQ: PSPT), which he co-founded and helped achieve attractive stockholder returns.

•	Fact: Kurt Wolf’s willingness to be creative when pursuing settlement frameworks in 2022 and early 2023 is being mischaracterized as “erratic” by the Board. The fact is Mr. Wolf wanted to avert a proxy fight, which is why he suggested various frameworks and even agreed to let the Board interview his candidates before any framework was in place. Furthermore, despite the Company’s misleading attacks, Mr. Wolf stepped down as a director of Edgewater Technology, Inc. due to a successful sale and as a director of GameStop Corp. (NYSE: GME) after putting in place a plan to eliminate debt and add significant cash to the balance sheet. In both cases, Mr. Wolf left the companies better than when he joined and helped avert potential bankruptcies.

5 The Stamford Advocate, “Pitney Bowes faces bondholder lawsuit,” September 26, 2018 (link).

Response to Pitney Bowes’ April 18th Rebuttal Communications

The Board published a press release and deck on April 18th, which included numerous misleading, and even some outright false, claims. The deck linked here and the below facts address a subset of the Board’s statements.

•	Fact: The Board has not overseen meaningful cost reductions. Although it claims a decline in SG&A as a percentage of Revenue is evidence of cost controls, the Board omits that this decline is due to Pitney Bowes growing GEC – a logistics business that is defined by low Gross Margins and low SG&A as a percentage of Revenue. The more insightful metric to consider is SG&A as a percentage of Gross Profit because it adjusts for the different margin characteristics of various businesses. SG&A as a percentage of Gross Profit has grown from 66% to 84% over the past decade, while the Company’s self-identified peer group has remained flat at 62%.

•	Fact: The Board is making a false statement when it says our slate’s plan attributes $725 million to $1.05 billion in value to GEC EBIT improvement initiatives; in reality, our plan shows a potential increase in valuation of $300 million to $500 million from these initiatives. Likewise, the Board is making a false statement when it says our slate’s plan accounts for reducing GEC’s sales by $600 million; in reality, our slate lays out an expected revenue decline of approximately $300 million.

•	Fact: The Board is making the misleading claim that pillars of our turnaround strategy are “contradictory.” It is hard to make sense of this claim as its own rebuttal mixes up references to our slate’s deck. On page 6, bullet point 5, the Board makes references to pillars #1 and #5, but the facts they reference are not aligned with those pillars in its own presentation (see slide 3) or our presentation.

o	We infer that the Board is saying improving GEC profitability and exploring sale options for GEC are contradictory, but such a contention is simply not true. Improving GEC profitability – or more accurately, reducing losses – would create value by improving the Company’s Net Income. The value our slate ascribes to a possible sale of GEC does not give any value boost for the additional losses eliminated through a sale.

o	Since our slate’s GEC EBIT improvements only account for a reduction in losses, a prospective sale of the segment would not only accelerate reductions and generate the cash value, but it would immediately eliminate remaining GEC losses. As such, a well-timed sale of GEC would likely increase value by more than our slate’s projections (in addition to the value attributed to reducing GEC’s losses).

•	Fact: The Board is downplaying Pitney Bowes’ damaged credit rating and looming debt wall. The Board’s “analysis” of percentage of debt over certain time horizons is irrelevant to financial risk. More important is the ability to cover debt maturities (which also impacts the ability to refinance debt). To that end, Pitney Bowes’ debt maturities over the next six years are equal to 35x the Company’s 2022 Free Cash Flow. These numbers are significantly lower for peers, such as 1.4x for FedEx, 6.8x for XPO, and 7.3x for Ryder. This is why Pitney Bowes’ Senior Unsecured Debt rating has declined seven notches over the past several years, while FedEx, XPO and Ryder have had no such issues.

•	Fact: Hestia’s nominees have published a detailed turnaround strategy that includes a clear framework for improving cash flows, reducing debt levels and producing sustainable value, while the Company’s interconnected Board wants to maintain an eight-year-old strategy that has already yielded several credit downgrades, sustained declines in Free Cash Flow and TSR of approximately -80%.

***

As a reminder, Hestia is seeking to elect five highly qualified and independent candidates to Pitney Bowes’ nine-member Board at the Company’s Annual Meeting on May 9, 2023.

To maximize the likelihood of a turnaround at Pitney Bowes, we urge you to vote for Hestia’s full slate on the WHITE universal proxy card or WHITE voting instruction form.

Visit www.TransformPBI.com to download a copy of our investor presentation and receive future updates.

***

About Hestia Capital

Hestia Capital is a long-term focused, deep value investment firm that typically makes investments in a narrow selection of companies facing company-specific, and/or industry, disruptions. Hestia seeks to leverage its General Partner’s expertise in competitive strategy, operations and capital markets to identify attractive situations within this universe of disrupted companies. These companies are often misunderstood by the general investing community or suffer from mismanagement, which we reasonably expect to be corrected, and provide the ‘price dislocations’ which allows Hestia to identify, and invest in, highly attractive risk/reward investment opportunities.

Contacts

Longacre Square Partners

Charlotte Kiaie / Miller Winston, 646-386-0091

hestia@longacresquare.com

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

Item 2: On April 19, 2023, Hestia sent the following email to subscribers of www.TransformPitneyBowes.com:

transform pitney bowes

Fellow Stockholders,

Today, Hestia's independent nominees issued a statement making clear that they will represent the interests of all stockholders and stakeholders if elected to Pitney Bowes' Board.

READ THE STATEMENT

In addition, Hestia issued a short presentation laying out the key FACTS that reinforce the urgent need for change in Pitney Bowes' boardroom.

GET THE FACTS

Visit www.TransformPBI.com to meet our nominees and learn about their six-pillar strategy, as well as to obtain information about how to vote on the **WHITE Universal Proxy Card.**

HOW TO VOTE WHITE

Thank you again for your interest and continued support.

Sincerely,
Hestia Capital

Copyright © 2023 Hestia Capital. All rights reserved. Legal Disclaimer: bit.ly/3yPW3ET.

Item 3: On April 19, 2023, Hestia posted the following material to www.TransformPitneyBowes.com: